Exhibit 99.2

GIN & LUCK INC.

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Action By Written Consent of STOCKHOLDERS

[_______], 2024

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In accordance with Section 228 of the Delaware General Corporation Law and the Bylaws of Gin & Luck Inc., a Delaware corporation (the “Company”), the undersigned holders of the Company’s Class A Common Stock, par value $0.0001 per share, Class B Common Stock, par $0.0001 per share, Class C Common Stock, par value $0.0001 per share, Series A Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), Series B Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock”), Series C-1 Preferred Stock, par value $0.0001 per share (the “Series C-1 Preferred Stock”) and Series C-2 Preferred Stock, par value $0.0001 per share (the “Series C-2 Preferred Stock”, and collectively with the Series A Preferred Stock, the Series B Preferred Stock and the Series C-1 Preferred Stock, the “Current Preferred Stock”), representing (i) a majority of all of the outstanding shares of Common Stock of the Company, and (ii) a majority of the outstanding shares of the Current Preferred Stock of the Company, hereby take the following actions and adopt the following resolutions:

1.     Authorization of Certificate of Amendment

WHEREAS, the Board of Directors of the Company (the “Board”) has approved that certain Certificate of Amendment of the Second Amended and Restated Certificate of Incorporation, as corrected by the Certificate of Correction (the “Second A&R Certificate”), in the form attached hereto as Exhibit A (the “Certificate of Amendment”).

NOW THEREFORE, BE IT RESOLVED: That the Certificate of Amendment is hereby approved, adopted and confirmed.

RESOLVED FURTHER: That the appropriate officers of the Company are hereby authorized and directed to execute the Certificate of Amendment and take all such action as such officers deem necessary or desirable to file the Certificate of Amendment with the Delaware Secretary of State and to cause the Certificate of Amendment to become effective.

2.     Approval of Series C-1 Preferred Stock Offering

WHEREAS, the Company desires to issue and sell shares of Series C-1 Preferred Stock (such issuance and sale, the “Offering”) pursuant to an offering statement to be filed with the Securities and Exchange Commission on Form 1-A and in reliance on Regulation A of the Securities Act of 1933, as amended, upon the terms and agreements (including a Series C-1 Preferred Stock Subscription Agreement to be entered between the Company and the investors listed on the signature pages thereto, a copy of which is attached hereto as Exhibit B (the “Subscription Agreement”), approved by the Board; and

WHEREAS, the stockholders have determined that it is in the best interest of the Company and its stockholders to consummate the Offering, subject to the terms approved by the Board.

NOW, THEREFORE, BE IT RESOLVED: That the Offering, and the Subscription Agreement and the transactions contemplated thereby, are hereby approved.

3.     Approval by Preferred Stock Voting Separately

WHEREAS, in accordance with Article V(B)(2.4) of the Company’s Second A&R Certificate, the approval of at least a majority of the Current Preferred Stock is required to increase or decrease the authorized number of shares of any class or series of capital stock; and

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WHEREAS, the authorization and filing of the Certificate of Amendment, which increases the authorized number of Series C-1 Preferred Stock, requires the approval of a majority of the Current Preferred Stock.

NOW, THEREFORE, BE IT RESOLVED: That (i) the authorization and filing of the Certificate of Amendment and (ii) the increase of Series C-1 Preferred Stock are both hereby approved by a majority of the Current Preferred Stock voting separately.

4.     Waiver of Rights to Future Stock Issuances

WHEREAS, in Section 4 of the IRA, the Company and the signatories thereto, agreed that each Major Investor (as defined in the IRA) would receive an Offer Notice (as defined in the IRA) in advance if the Company elects to sell New Securities (as defined in the IRA), and the opportunity to purchase such Major Investor’s pro rata portion of such New Securities; and

WHEREAS, the Company has proposed to issue and sell Series C-1 Preferred Stock in the Offering, which can reasonably be deemed an offering of New Securities under the IRA.

NOW, THEREFORE, BE IT RESOLVED: That each Major Investor waives the Offer Notice requirement and any other procedures described in Section 4 of the IRA.

RESOLVED FURTHER: That each Major Investor waives its right to purchase its pro rata portion of such New Securities in the Offering.

5.     Omnibus Resolutions

NOW THEREFORE, BE IT RESOLVED: That the proper officers of the Company be, and each individually is, hereby authorized and directed to do and perform any and all such acts, including the execution, delivery and filing of any and all instruments, documents and certificates, as such officers deem necessary or advisable, to carry out and perform the purposes and intent of the foregoing resolutions.

RESOLVED FURTHER: That any actions taken by such officers prior to the date of the foregoing resolutions adopted hereby that are within the authority conferred thereby are hereby ratified, confirmed and approved as the acts and deeds of the Company.

[signature pages to follow]

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IN WITNESS WHEREOF, by executing this Action by Written Consent of the Stockholders, each undersigned stockholder is giving written consent with respect to all Shares of the Company’s stock held by such stockholder in favor of the above resolutions. This Action by Written Consent of the Stockholders may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one action. Any copy, facsimile or other reliable reproduction of this action may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used, provided that such copy, facsimile or other reproduction be a complete reproduction of the entire original writing.1

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Signature

1 NTD: sig pages to be updated.

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EXHIBIT A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

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EXHIBIT B

SERIES C-1 PREFERRED STOCK SUBSCRIPTION AGREEMENT

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